PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR MACQUARIE/FIRST TRUST GLOBAL INFRASTRUCTURE/UTILITIES DIVIDEND & INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- August 8, 2016 -- First Trust Advisors L.P. ("FTA") announced today that Macquarie/First Trust Global Infrastructure/ Utilities Dividend & Income Fund (NYSE: MFD) (the "Fund") intends to host a conference call with Macquarie Capital Investment Management, LLC and Four Corners Capital Management, LLC, the Fund's investment sub-advisors, on MONDAY, AUGUST 22, 2016, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (800) 289-0459; International (913) 312-0864; and Passcode #581612. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (888) 203-1112; International (719) 457-0820; and Passcode #3497955. The replay will be available after the call until 11:59 P.M. Eastern Time on Thursday, September 22, 2016.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current return consisting of dividends, interest, and other similar income while attempting to preserve capital. The Fund seeks to achieve its investment objective by investing predominantly in the securities of companies that are involved in the management, ownership and/or operation of infrastructure and utility assets and are expected to offer reasonably predictable income and attractive yields.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $99 billion as of July 31, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Macquarie Capital Investment Management LLC ("MCIM") and Four Corners Capital Management, LLC ("Four Corners") are the Fund's investment sub-advisors. Both MCIM and Four Corners operate within Macquarie Asset Management ("MAM") and are wholly-owned, indirect subsidiaries of Macquarie Group Limited ("Macquarie Group"). Macquarie Group is a global provider of banking, financial, advisory, investment and funds management services. Macquarie Asset Management is the global investment management business of Macquarie Group. The Fund's Core Component, which consists primarily of equity securities and equity-like securities issued by infrastructure issuers, is managed by MCIM, which started operations in 2004 with the launch of the Fund. MCIM and its Australia-based affiliates managed approximately $2.5 billion of assets as of July 31, 2016, in MAM's Infrastructure Securities portfolios, which includes the Fund. The Fund's Senior Loan Component is managed by Four Corners. Four Corners was founded in 2001 and became a wholly-owned, indirect subsidiary of Macquarie Group in 2008. Four Corners managed approximately $1.2 billion of assets as of July 31, 2016, with an emphasis on Senior Loans.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to MFD, by Thursday, August 18, 2016, 4:15 P.M. Eastern Time.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Fund is subject to various risks, including the following: industry concentration and infrastructure and utility industry risks, non-U.S. investments risk, currency risk, country risk, senior loan risk, non-investment grade securities risk, illiquid and unlisted securities risk, leverage risk, illiquid securities valuation risk, non-diversification risk, investment and market risk, income risk, market disruption risk, common stock risk, interest rate risk, inflation risk, environmental risk, credit risk, anti-takeover provisions, master limited partnership risk, qualified dividend income tax risk, and certain other risks.

The Fund principally invests in a global portfolio of infrastructure stocks in a range of currencies and senior secured loans. Accordingly, the Fund's NAV will fluctuate with changes in the value of the Fund's holdings. Investment in infrastructure and utilities issuers are subject to various risks including governmental regulations, high interest costs associated with capital construction programs, costs associated with environmental regulation, the effects of economic slowdown and surplus capacity, competition from other providers of services and other factors. Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

The senior loans in which the Fund invests are generally considered to be "high-yield securities". High yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. The Fund's portfolio is also subject to credit risk and interest rate risk. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates. Credit risk is the risk of nonpayment of scheduled contractual repayments whether interest and/or principal payments or payments for services and that the value of a security may decline as a result.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses. There can be no assurance as to what portion of the distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT:  JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.